EX-99.1


ENERTECK CORPORATION
10701 Corporate Drive
Suite 150, Stafford, Texas 77477


Press Release


Contact:

Dwaine Reese
Chief Executive Officer
(281)240-1787


    ENERTECK CORPORATION ANNOUNCES THE COMPLETION OF ITS
      ACQUSITION OF THE ENERBURN TECHNOLOGY AND ASSETS

Stafford, Texas, July 19, 2006. EnerTeck Corporation (OTC Bulletin Board: ETCK) (the "Company") today announced the closing of the previously announced acquisition of the EnerBurn technology and associated assets from the owner of Ruby Cat Technology, LLC. As a result of this acquisition, EnerTeck has completed the transformation from a sales organization to a fully integrated manufacturer and distributor of EnerBurn, the company's flagship diesel fuel additive. The closing of this acquisition provides EnerTeck with the proprietary technology to manufacture EnerBurn.
Dwaine Reese, CEO of the Company, commented "This transaction has closed at an extremely opportune time in the life-cycle of EnerTeck. With new customer orders and reorders for EnerBurn accelerating, we are delighted to offer even more benefits to our customers by supplying top quality product without sacrificing service." Mr. Reese further commented "The margin on in-house produced product is significantly higher than that on externally manufactured product, thus we firmly believe we will see enhanced profitability going forward. The company continues to benefit from increasing domestic demand and has increased its capacity with this acquisition. In addition, we have received numerous inquiries from international sources and our next phase of growth should capitalize on converting that interest to firm orders."


Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate", "believe", "estimate", "plan", "intend" and "expect" and similar expressions, as they relate to EnerTeck
Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.